UNSECURED INDEMNITY AGREEMENT

         THIS UNSECURED INDEMNITY AGREEMENT (the "Indemnity") is entered into as of the 14th day of November, 1997, by LAS VEGAS SANDS, INC., a Nevada corporation ("LVSI"), VENETIAN CASINO RESORT, LLC, a Nevada limited liability company ("VCR") and GRAND CANAL SHOPS MALL CONSTRUCTION, LLC, a Delaware limited liability company ("GCCLLC," and jointly and severally with LVSI and VCR, the "Company"), to and for the benefit of First Trust National Association, (the "Mortgage Notes Indenture Trustee"), and, to the extent not otherwise referenced, the Indemnified Parties (as hereinafter defined).

                              W I T N E S S E T H:

         A. Pursuant to that certain Indenture, dated as of November 14, 1997, by and between the Company, Mall Intermediate Holding Company, LLC, Lido Intermediate Holding Company, LLC, and the Mortgage Notes Indenture Trustee (the "Indenture"), VCR and LVSI have issued those certain Mortgage Notes (as defined in the Funding Agents' Disbursement and Administration Agreement). Pursuant to that certain Funding Agents' Disbursement and Administration Agreement by and among the Company, the Mortgage Notes Indenture Trustee, The Bank of Nova Scotia, a Canadian chartered bank, as the Bank Agent and the Disbursement Agent, GMAC Commercial Mortgage Corporation, a California corporation, as the Interim Mall Lender, and Atlantic-Pacific Las Vegas, LLC, a Delaware limited liability company, as the HVAC Provider, dated as of November 14, 1997 (the "Funding Agents' Disbursement and Administration Agreement"), the Mortgage Notes will be held in an account pending disbursement to the Company to construct the Project in accordance with the Funding Agents' Disbursement and Administration Agreement. Capitalized terms used herein, but not otherwise defined herein, shall have the meaning assigned to such terms in the Funding Agents' Disbursement and Administration Agreement.

         B. The Obligations are secured by, among other things, the Mortgage Notes Indenture Deeds of Trust (as defined in the Funding Agents' Disbursement and Administration Agreement (the "Deeds of Trust"), which Deeds of Trust encumber the real property described in Exhibit "A" attached hereto (the "Real Property"), and the improvements now or hereafter constructed thereon (which improvements, together with the Real Property, shall hereinafter be referred to as the "Property"). The Indenture, the Deeds of Trust and all other documents executed in connection with the Obligations are collectively referred to as the "Indenture Documents."

         C. It is a condition of the Mortgage Notes Indenture Trustee's entering into the Indenture Documents and the Mortgage Note Holders purchasing the Mortgage Notes that this Indemnity be executed and delivered by the Company, and the Mortgage Notes Indenture Trustee is entering into the Indenture Documents and the Mortgage Note Holders are purchasing the Mortgage Notes in reliance on this Indemnity.

         D. The obligations of the Company hereunder are unsecured obligations of the Company.

         NOW, THEREFORE, in consideration of the foregoing and other valuable consideration, the receipt of which is hereby acknowledged, the Company covenants and agrees to and for the benefit of the Mortgage Notes Indenture Trustee and the Mortgage Note Holders as follows:


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                  1.       Definitions.

                           (a) "Claims" means any and all actual out-of-pocket
costs incurred by an Indemnified Party (as defined below) (including, without limitation, reasonable attorneys' fees and expenses, which fees and expenses shall include, without limitation, fees and expenses of both outside and staff counsel), expenses, losses, damages, liabilities, fines, penalties, charges, injury to person, property, or natural resources, administrative and judicial proceedings and orders, injunctive relief, judgments, remedial action requirements and enforcement actions of any kind, arising directly or indirectly, in whole or in part, out of or attributable to (i) any breach or default by the Company in the performance of any of its obligations under paragraphs 3(a)-(d) hereof, or (ii) any Release (as defined below) or threatened Release, whether foreseeable or unforeseeable, arising prior to any release, reconveyance or foreclosure of either Deed of Trust (or following any such release, conveyance or foreclosure to the extent attributable to pre-existing conditions), or conveyance in lieu of foreclosure; and in each instance, regardless of when such Release, inaccuracy or breach is discovered and regardless of whether or not caused by or in the control of the Company, any employees, agents, contractors or subcontractors of the Company or any third persons. Without limiting the generality of the foregoing and for purposes of clarification only, Claims also include:

                                    (i) actual out-of-pocket costs reasonably
incurred by an Indemnified Party in connection with (x) determining whether the Property is in compliance with all applicable Hazardous Substances Laws (as hereinafter defined), (y) taking any necessary precautions to protect against any Release or threatened Release, or (z) any removal, remediation of any kind and disposal of any Hazardous Substances (as hereinafter defined), and

                                    (ii) any repair of any damage to the
Property or any other property caused by any such precautions, removal, remediation or disposal.

                           The rights of the Indemnified Parties hereunder shall
not be limited by any investigation or the scope of any investigation undertaken by or on behalf of the Mortgage Notes Indenture Trustee in connection with the Property prior to the date hereof. Notwithstanding the foregoing, Claims shall exclude any Release caused by or resulting from the negligence or misconduct of any of the Indemnified Parties.

                           (b) "Hazardous Substances" means and includes any
flammable explosives, radioactive materials or hazardous, toxic or dangerous wastes, substances or related materials or any other chemicals, materials or substances, exposure to which is prohibited, limited or regulated by any federal, state, county, regional or local authority or which, even if not so regulated, may or could pose a hazard to the health and safety of the occupants of the Property or of property adjacent to the Property, including, but not limited to, asbestos, PCBs, petroleum products and byproducts (including, but not limited to, crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel, or any mixture thereof), substances defined or listed as "hazardous substances," "hazardous materials," "hazardous wastes" or "toxic substances" or similarly identified in, pursuant to, or for purposes of, any of the Hazardous Substances Laws, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act, as now or hereafter amended (42 U.S.C. Section 9601, et seq); the Hazardous Materials Transportation Act, as now or hereafter amended (49 U.S.C. Section 1801, et seq); the Resource Conservation and Recovery Act, as now or hereafter amended (42 U.S.C. Section 6901, et seq); any so-called "Superfund" or "Superlien" law; or any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to or imposing

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liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material; or any substances or mixture regulated under the Toxic Substance Control Act of 1976, as now or hereafter amended (15 U.S.C.
Section 2601 et seq); and any "pollutant" under the Clean Water Act, as now or hereafter amended (33 U.S.C. Section 1251 et seq); and any hazardous air pollutant under the Clean Air Act (42 U.S.C. Section 7901 et seq), in each case as now or hereafter amended.

                           (c) "Hazardous Substances Laws" means all federal,
state and local environmental, health or safety laws, ordinances, regulations, rules of common law or policies regulating Hazardous Substances, including, without limitation, those governing the generation, use, refinement, handling, treatment, removal, storage, production, manufacture, transportation or disposal of Hazardous Substances, as such laws, ordinances, regulations, rules and policies may be in effect from time to time and be applicable to the Property.

                           (d) "Indemnified Parties" means the Mortgage Notes
Indenture Trustee, and the directors, officers, shareholders, agents, employees, participants, successors and assigns of the Mortgage Notes Indenture Trustee, and shall also include any purchasers of all or any portion of the Property at any foreclosure sale and the initial purchaser following the consummation of any deed in lieu of foreclosure, but not including any other purchasers of the Property.

                           (e) "Release" means any presence, use, generating,
storing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of Hazardous Substances into the environment, or about, on, from, under, within or affecting the Property, or transported to or from the Property, including continuing migration of Hazardous Substances into or through soil, surface water or groundwater.

                  2.       Environmental Indemnification by the Company.

                           (a) The Company hereby agrees to defend (with counsel
reasonably approved by the Mortgage Notes Indenture Trustee), indemnify and hold the Indemnified Parties harmless from and against, and shall reimburse the Indemnified Parties for, any and all Claims.

                           (b) The Mortgage Notes Indenture Trustee shall have
the right to employ independent counsel to represent it in any action or proceeding to which this Indemnity is applicable if and to the extent that the Mortgage Notes Indenture Trustee determines in good faith that its rights and interests may be compromised or not fully and adequately represented by legal counsel acting for the Company, whether on account of any potential defenses that the Company may have to its obligations under this Indemnity or otherwise, and in such event the reasonable fees and expenses of the Mortgage Notes Indenture Trustee's independent counsel shall be paid by the Company.

                           (c) The Company's obligations hereunder shall not be
diminished or affected in any respect as a result of any notice or disclosure, if any, to, or other knowledge, if any, by, any Indemnified Party of any Release or threatened Release, or as a result of any other matter related to the Company's obligations hereunder, nor shall any Indemnified Party be deemed to have permitted or acquiesced in any Release or any breach of the Company's other obligations hereunder, solely because any Indemnified Party had notice, disclosure or knowledge thereof, whether at the time this Indemnity is delivered or at any time thereafter.

                           (d) This Indemnity shall not be limited by any
representation, warranty or

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

indemnity of the Company made herein or in connection with any indebtedness secured by the Deeds of Trust, irrespective of whether the Company has knowledge as of the date of each Deed of Trust, or during the term of each Deed of Trust, of the matters to which such representation, warranty or indemnity relates.

                  3.       Environmental Covenants

                           (a) The Company shall not, nor shall the Company
permit any tenants or other occupants of the Property to, at any time in the future, cause or permit a Release, except in compliance with applicable Hazardous Substances Laws.

                           (b) The Company shall give prompt written notice to
the Mortgage Notes Indenture Trustee of any Pending Claims, or of any Proceedings.

                           (c) The Company shall give prompt written notice to
the Mortgage Notes Indenture Trustee of the Company's discovery of any occurrence or condition on any real property adjoining or in the vicinity of the Property that could cause the Property or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of the Property under any Hazardous Substances Laws including, without limitation, the Company's discovery of any occurrence or condition on the Property or on any real property adjoining or in the vicinity of the Property that could cause the Property or any part thereof to be classified as a hazardous waste property or border-zone property, or to be otherwise subject to any restrictions on the ownership, occupancy, transferability or use of the Property under any Hazardous Substances Laws.

                           (d) In the event that any investigation, site
monitoring, containment, cleanup, removal, restoration, precautionary actions or other remedial work of any kind or nature (hereinafter, "Remedial Work") is required under any applicable Hazardous Substances Law as a result of, or in connection with, any Release, suspected Release, or threatened Release, the Company shall within thirty (30) days after receipt of information that such Remedial Work is or may be required (or such shorter period of time as may be required under applicable law, regulation, order or agreement), commence the performance of, or cause to be commenced, and thereafter diligently prosecute to completion, the performance of all such Remedial Work in compliance with all applicable Hazardous Substances Laws. All Remedial Work shall be performed by one or more contractors, approved in advance in writing by the Mortgage Notes Indenture Trustee, and under the supervision of a consulting engineer approved in advance in writing by the Mortgage Notes Indenture Trustee, which consent shall not be unreasonably withheld. All costs and expenses of such Remedial Work shall be paid by the Company, including, without limitation, the charges of such contractor(s) and/or the consulting engineer, and the Indemnified Parties' reasonable attorneys' fees and costs, including, without limitation, fees and costs of both outside and staff counsel incurred in connection with monitoring or review of such Remedial Work. In the event the Company shall fail to timely commence, or cause to be commenced, or fail to diligently prosecute to completion, the performance of such Remedial Work, the Mortgage Notes Indenture Trustee or any other Indemnified Party may, but shall not be required to, cause such Remedial Work to be performed and all costs and expenses thereof, or incurred in connection therewith, shall be deemed Claims hereunder.

                  4.       Liability.

                           (a) Notwithstanding any other provisions of this
Indemnity or any of the Indenture Documents, any liability of the Company hereunder shall be its personal liability (but such personal liability shall not be deemed to incorporate personal liability of its directors, officers, employees

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

or agents), and may be asserted against its interest in the Property as well as against any and all of its other assets.

                           (b) Without limiting the foregoing, the obligations
of the Company hereunder shall survive the following events, to the maximum extent permitted by law: (i) repayment of the Obligations and any judicial or nonjudicial foreclosure under either Deed of Trust or conveyance in lieu of such foreclosure, notwithstanding that all or any portion of any other obligations secured by the such Deed of Trust shall have been discharged thereby, (ii) any election by any Indemnified Party to purchase all or any portion of the Property at a foreclosure sale by crediting all or any portion of the obligations secured by either Deed of Trust against the purchase price therefor (except to the extent and only to the extent that such Indemnified Party has specifically elected in writing in its sole discretion to credit against the purchase price any Claims hereunder which were liquidated in amount at the time of such foreclosure sale, it being presumed for these purposes that the obligations secured by such Deed of Trust shall be discharged by any such crediting in the order set forth in paragraph 4.12 of such Deed of Trust), (iii) any release or reconveyance of either Deed of Trust, any waiver of the lien of either Deed of Trust, or any release or waiver of any other security for the Obligations, and
(iv) any termination, cancellation or modification of the Indenture, the Mortgage Notes, the Funding Agents' Disbursement and Administration Agreement, either Deed of Trust or any other agreement relating to the Obligations. Upon and following the occurrence of any of the foregoing, the obligations of the Company hereunder shall be unsecured obligations, and shall be enforceable against the Company to the fullest extent permitted by applicable law.

                           (c) The obligations of the Company hereunder are not
intended to be the obligations of a surety or guarantor. The liability of the Company under this Indemnity shall in no way be limited or impaired by (i) any extensions of time for performance required by the Indenture Documents; (ii) the accuracy or inaccuracy of any representations and warranties made by the Company in any of the Indenture Documents; or (iii) the release of any person or entity from performance or observance of any of the agreements, covenants, terms, or conditions contained in any of the Indenture Documents by operation of law or otherwise.

                           (d) The rights and remedies of the Indemnified
Parties under this Indemnity (i) shall be in addition to any other rights and remedies of such Indemnified Parties under any Indenture Document or at law or in equity, and (ii) may be enforced by any of the Indemnified Parties, to the maximum extent permitted by law, without regard to or affecting any rights and remedies that such Indemnified Party may have under any Indenture Document or at law or in equity, and without regard to any limitations on such Indemnified Party's recourse for recovery of the Obligations as may be provided in any Indenture Document.

                  5. Site Visits, Observation and Testing. The Mortgage Notes Indenture Trustee and any of the other Indemnified Parties and their respective agents and representatives shall have the right at any reasonable time, and upon reasonable prior notice, to enter and visit the Property to make such inspections and inquiries as they shall deem appropriate, including inspections for violations of any of the terms of this Indemnity and for determining the existence, nature and magnitude of any past or present Release or threatened Release, and they shall also have the right, following any Event of Default as defined in the Indenture, or where the Mortgage Notes Indenture Trustee has a reasonable basis upon which to believe that the Property may be harmed, unsafe or contaminated, and upon reasonable prior notice, to enter and visit the Property to make such tests (including, without limitation, taking and removing soil or groundwater samples) as they shall deem appropriate. Neither the Mortgage Notes Indenture Trustee nor any of the other Indemnified Parties have any duty, however, to visit or observe the Property or to conduct

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

tests, and no site visit, observation or testing by the Mortgage Notes Indenture Trustee or any other Indemnified Party shall impose any liability on the Mortgage Notes Indenture Trustee or such other Indemnified Party. In no event shall any site visit, observation or testing by the Mortgage Notes Indenture Trustee or any other Indemnified Party be a representation that Hazardous Substances are or are not present in, on or under the Property, or that there has been or shall be compliance with any Hazardous Substances Laws or any other applicable governmental law. Neither the Company nor any other party is entitled to rely on any site visit, observation or testing by the Mortgage Notes Indenture Trustee or any other Indemnified Party. Neither the Mortgage Notes Indenture Trustee nor any of the other Indemnified Parties owe any duty of care to protect the Company or any other party against, or to inform the Company or any other party of, any Hazardous Substances or any other adverse condition affecting the Property. The Mortgage Notes Indenture Trustee and any other Indemnified Party shall give the Company reasonable notice before entering the Property, and shall make reasonable efforts to avoid interfering with the Company's use of the Property in exercising any rights provided in this paragraph 5.

                  6. Interest Accrued. Any amount claimed hereunder by an Indemnified Party not paid within thirty (30) days after written demand from such Indemnified Party with an explanation of the amounts claimed shall bear interest at a rate per annum equal to the maximum interest rate applicable to overdue principal set forth in Section 4.01 of the Indenture.

                  7. Subrogation of Indemnity Rights. If the Company fails to fully perform its obligations hereunder, any Indemnified Party shall be entitled to pursue any rights or claims that the Company may have against any present, future or former owners, tenants or other occupants or users of the Property, any portion thereof or any adjacent or proximate properties, relating to any Claim or the performance of Remedial Work, and the Company hereby assigns all of such rights and claims to the Indemnified Parties under such circumstances and shall take all actions required by the Indemnified Parties to cooperate with such Indemnified Parties in enforcing such rights and claims under such circumstances.

                  8. Reliance. The Company acknowledges that it is making and giving the indemnities and representations and covenants contained in this Indemnity with the knowledge that the Mortgage Notes Indenture Trustee and the Mortgage Note Holders are relying on such indemnities and representations and covenants in making the Obligations to the Company.

                  9. Successors and Assigns. This Indemnity shall inure to the benefit of each Indemnified Party's successors and assigns, and shall be binding upon the heirs, successors, and assigns of the Company. The Company shall not assign any rights or obligations under this Indemnity without first obtaining the written consent of the Mortgage Notes Indenture Trustee, which may be given or withheld in the sole discretion of the Mortgage Notes Indenture Trustee. Notwithstanding any other provision of this Indemnity to the contrary, the Company shall not be released from its obligations hereunder without obtaining the written consent of the Mortgage Notes Indenture Trustee, which consent may be given or withheld in the sole discretion of the Mortgage Notes Indenture Trustee. Nothing herein shall be deemed to be a consent to the transfer of the Property which transfer would be otherwise prohibited by any Document.

                  10. Miscellaneous. This Indemnity shall be governed by and construed in accordance with the laws of the State of Nevada. If this Indemnity is executed by more than one person or entity, the liability of the undersigned hereunder shall be joint and several. Separate and successive actions may be brought hereunder to enforce any of the provisions hereof at any time and from time to time. No action hereunder shall preclude any subsequent action, and the Company hereby waive and covenants not to

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

assert any defense in the nature of splitting of causes of action or merger of judgments. In no event shall any provision of this Indemnity be deemed to be a waiver of or to be in lieu of any right or claim, including, without limitation, any right of contribution or other right of recovery, that any party to this Indemnity might otherwise have against any other party to this Indemnity under any Hazardous Substances Laws. If any term of this Indemnity or any application thereof shall be invalid, illegal or unenforceable, the remainder of this Indemnity and any other application of such term shall not be affected thereby. No delay or omission in exercising any right hereunder shall operate as a waiver of such right or any other right.

                  11. Notices. All notices expressly provided hereunder to be given by the Company to the Mortgage Notes Indenture Trustee and all notices and demands of any kind or nature whatsoever which the Company may be required or may desire to give to or serve on the Mortgage Notes Indenture Trustee shall be in writing and shall be served by certified mail, return receipt requested, or by a reputable commercial overnight carrier that provides a receipt, such as Federal Express. Notice shall be addressed as follows:

     Mortgage Notes Indenture Trustee:  First Trust National Association
                                        180 East 5th Street
                                        St. Paul, Minnesota  55101
                                        Attn: Corporate Trust Department
                                        Telecopy No:  (___) ___-____
                                        Telephone No:  (___) ___-____

     with a copy to:                    Latham & Watkins
                                        701 B Street, Suite 2100
                                        San Diego, California  92101
                                        Attn: Sony Ben-Moshe, Esq.
                                        Telecopy No.:  (619) 696-7419
                                        Telephone No.: (619) 236-1234


     The Company:                       Las Vegas Sands, Inc.
                                        3355 Las Vegas Boulevard, South
                                        Las Vegas, Nevada  89109
                                        Attn:  Sheldon G. Adelson,

                                               Chairman of the Board
                                        Telecopy No:  (___) ___-____
                                        Telephone No:  (___) ___-____

     with a copy to:                    Paul, Weiss, Rifkind, Wharton & Garrison
                                        1285 Avenue of the Americas, 24th Floor
                                        New York, New York,  10019
                                        Attn: Harris B Fredius, Esq.
                                        Telecopy No:  (212) 757-3990
                                        Telephone No:  (212) 373-3003

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

                  12. Attorneys' Fees and Expenses. If the Mortgage Notes Indenture Trustee or any Mortgage Note Holder refers this Indemnity or any of the other Indenture Documents to an attorney to enforce, construe or defend the same, as a consequence of any Event of Default as defined in the Indenture, with or without the filing of any legal action or proceeding, the Company shall pay to the Mortgage Notes Indenture Trustee, immediately upon demand, the amount of all attorneys' fees and costs incurred by the Mortgage Notes Indenture Trustee in connection therewith, together with interest thereon from the date of award at the maximum interest rate applicable to overdue principal set forth in
Section 4.01 of the Indenture.

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



                 IN WITNESS WHEREOF, this Indemnity is executed as of the day and year first above written.

The Company:

LAS VEGAS SANDS, INC.,
a Nevada corporation

By:      /s/ William P. Weidner
         ----------------------
         Name: William P. Weidner
         Title: President

VENETIAN CASINO RESORT, LLC,
a Nevada limited liability company

BY:      LAS VEGAS SANDS, INC.,
         a Nevada corporation,
         its managing member

         By:      /s/ William P. Weidner
                  ----------------------
                  Name: William P. Weidner
                  Title: President

GRAND CANAL SHOPS MALL CONSTRUCTION, LLC, a Delaware limited liability company

BY:      VENETIAN CASINO RESORT, LLC,
         a Nevada limited liability company,
         its member

         BY:      LAS VEGAS SANDS, INC.,
                  a Nevada corporation,
                  its managing member

                  By:   /s/ William P. Weidner
                        ----------------------
                        Name: William P. Weidner
                        Title: President

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